EXHIBIT 10.6

Pinnacle Bankshares Corporation

Base Salaries of Executive Officers of the Registrant

As of March 23, 2007, the following are the base salaries (on an annual basis) of the executive officers of Pinnacle Bankshares Corporation:

Robert H. Gilliam Jr.	$185,000
President and Chief Executive Officer

Carroll E. Shelton	$103,560
Senior Vice President

Bryan M. Lemley	$93,720
Secretary, Treasurer and Chief Financial Officer